EXHIBIT 23(a)




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of TXU Corp. on Form S-3 of our report dated March 11, 2004, (which includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 and the rescission of Emerging Issues Task Force Issue 98-10 as described in the Notes to the Financial Statements), appearing in the Annual Report on Form 10-K of TXU Corp. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Dallas, Texas
May 4, 2004